Exhibit 99.1

J & J Snack Foods Reports Second Quarter Sales and Earnings

PENNSAUKEN, N.J.--(BUSINESS WIRE)--April 23, 2009--J & J Snack Foods Corp. (NASDAQ-JJSF) today announced record sales and increased earnings for its second quarter and six months ended March 28, 2009.

Sales increased 4% to $149.4 million from $144.2 million in last year's second quarter. Net earnings increased 81% to $7.2 million from $4.0 million last year. Earnings per diluted share were $.39 for the March quarter compared to $.21 last year. Operating income increased 109% to $11.9 million this year from $5.7 million in the year ago period.

For the six months ended March 28, 2009, sales increased 6% to $290.5 million from $275.1 million in last year’s first half. Net earnings increased 96% to $11.6 million in the six months from $5.9 million last year. Earnings per diluted share were $.62 for the six months compared to $.31 last year. Operating income increased 133% to $18.7 million from $8.0 million in the year ago period.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented, “We are pleased with our overall financial performance for the quarter particularly considering the challenges in the overall economy. All of our business groups contributed as our Company continues to outperform others in our sector.”

J & J Snack Foods Corp.’s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE, SLUSH PUPPIE and ARCTIC BLAST frozen beverages, LUIGI’S, MAMA TISH’S, SHAPE UPS, MINUTE MAID* and BARQ’S** frozen juice bars and ices, WHOLE FRUIT sorbet, FRUIT-A-FREEZE frozen fruit bars, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, TIO PEPE’S churros, THE FUNNEL CAKE FACTORY funnel cakes, and MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies. J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton, Hatfield and Chambersburg, Pennsylvania; Carrollton, Texas; Atlanta, Georgia; Moscow Mills, Missouri; Pensacola, Florida and Vernon and Newport, California.

*MINUTE MAID is a registered trademark of The Coca-Cola Company.

**BARQ’S is a registered trademark of Barq’s Inc.

	Consolidated Statement of Operations
	Three Months Ended		Six Months Ended
	March 28,	March 29,	March 28,	March 29,
	2009	2008	2009	2008
	(in thousands)

Net sales	$149,352	$144,229	$290,494	$275,127
Cost of goods sold	103,975	103,829	204,435	199,340
Gross profit	45,377	40,400	86,059	75,787
Operating expenses	33,497	34,720	67,348	67,771
Operating income	11,880	5,680	18,711	8,016
Other income	270	658	702	1,437
Earnings before income taxes	12,150	6,338	19,413	9,453
Income taxes	4,906	2,340	7,850	3,558
Net earnings	$7,244	$3,998	$11,563	$5,895

Earnings per diluted share	$.39	$.21	$.62	$.31
Earnings per basic share	$.39	$.21	$.62	$.31
Weighted average number of diluted shares	18,618	18,982	18,696	19,029
Weighted average number of basic shares	18,425	18,785	18,520	18,777

	Consolidated Balance Sheets
	March 28, 2009	September 27, 2008
	(in thousands)

Cash & cash equivalents	$49,836	$44,265
Current marketable securities held to maturity	14,307	2,470
Current auction market preferred stock	-	14,000
Other current assets	115,330	116,465
Property, plant & equipment, net	91,688	93,064
Goodwill	60,314	60,314
Other intangible assets, net	51,379	53,633
Long-term auction market preferred stock	-	21,200
Long-term marketable securities held to maturity	18,383	-
Other	2,444	2,997
Total	$403,681	$408,408

Current liabilities	$65,919	$66,194
Long-term obligations under capital leases	333	381
Deferred income taxes	23,056	23,056
Other long-term liabilities	1,970	1,999
Stockholders’ equity	312,403	316,778
Total	$403,681	$408,408

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT:
J & J Snack Foods Corp.
Dennis G. Moore
Senior Vice President Chief Financial Officer
856-532-6603